Exhibit 10.24
American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary
Annual Retainer
We pay our independent directors an annual retainer for serving on the Board and Committees as follows:

Annual Board Retainer	$40,000
Lead Director Retainer	$30,000
Audit Committee member	$10,000
Audit Committee chair	$20,000
Compensation Committee member	$5,000
Compensation Committee chair	$10,000
Nominating/Corporate Governance Committee member	$3,000
Nominating/Corporate Governance Committee chair	$7,500
Technology/Business Development member	$4,000
Technology/Business Development chair	$6,000
Stock Options
Our current compensation program also provides for the grant of stock options to our non-employee directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. On April 30, 2009 (the date of our 2009 annual meeting of stockholders), we granted Mr. Emmitt, Mr. Graf, Ms. Kiernan, Dr. McLellan, Dr. Porter, Mr. Sharma and Mr. Timbie each an option to purchase 30,282 shares of our common stock. All options were granted under our 2005 Stock Incentive Plan. These options have an exercise price equal to the fair market value of one share of common stock on the date of grant (as determined under the plan as the closing sale price of our common stock as of the date of grant during the regular trading session), and expire seven years from the grant date. The options become exercisable on May 1 of each of the first three years after the grant date. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years, not to exceed the expiration date of the option. Each non-employee director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase a number of shares of our common stock, as determined by the board each year prior to the annual meeting for such year. The board anticipates that value (based on customary valuation methods) of future option grants will be approximately equal to the value of the options to purchase a total of 30,282 shares granted to independent directors in 2009.
Expenses
In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings.